UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------
                                     FORM 15
                               -----------------

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                             Commission File Number:

                        PHARMACY BUYING ASSOCIATION, INC.
                      (Name of Person(s) Filing Statement)

                                  Nick R. Smock
                      President and Chief Executive Officer
                        Pharmacy Buying Association, Inc.
                        1575 N. Universal Ave., Suite 100
                           Kansas City, Missouri 64112
                         Telephone Number (816) 245-5700

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
               (Title of Class of Securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  |X|                     Rule 12h-3(b)(1)(ii)   |_|
Rule 12g-4(a)(1)(ii) |_|                     Rule 12h-3(b)(2)(i)    |_|
Rule 12g-4(a)(2)(i)  |_|                     Rule 12h-3(b)(2)(ii)   |_|
Rule 12g-4(a)(2)(ii) |_|                     Rule 15d-6             |_|
Rule 12h-3(b)(1)(i)  |X|

       Approximate number of holders of record as of the certification or notice date: 149

Pursuant to the requirements of the Securities Exchange Act of 1934, Pharmacy Buying Association, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 19, 2004

                                          PHARMACY BUYING ASSOCIATION, INC.


                                          By: /s/ Nick R. Smock
                                              ---------------------
                                          Name: Nick R. Smock
                                          Title: President and Chief
                                          Executive Officer


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